UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HILL INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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April 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hill International, Inc. (the “Company”) which will be held at the principal executive offices of the Company, 303 Lippincott Centre, Marlton, New Jersey 08053, on Monday, June 18, 2007 at 10:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our fellow stockholders as possible.

Sincerely,

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Hill International, Inc. (the “Company”) will hold its Annual Meeting of Stockholders at 303 Lippincott Centre, Marlton, NJ 08053 on Monday, June 18, 2007, at 10:00 a.m. eastern time. We are holding the meeting for the following purposes:

1.	to elect three members of the Board of Directors, whose terms are described in the proxy statement; and

2.	to transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Only holders of record of common stock of the Company at the close of business on April 19, 2007 are entitled to notice of and to vote at the Annual Meeting. The vote of each stockholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Please see the instructions on your proxy card. If you do attend the meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors,

William H. Dengler, Jr.

Secretary

Marlton, New Jersey

April 30, 2007

i

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Hill International, Inc. (“Hill” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders, to be held on Monday, June 18, 2007, and at any meeting following adjournment or postponement of the Annual Meeting. The Annual Meeting will begin at 10:00 a.m. eastern time, and it will be held at 303 Lippincott Centre, Marlton, NJ 08053. Stockholders will be admitted beginning at 9:00 a.m. eastern time. We are first mailing this proxy statement and proxy card (including voting instructions) on or about April 30, 2007, to persons who were stockholders at the close of business on April 19, 2007, the record date for the meeting.

Our 2006 fiscal year began on January 1, 2006 and ended on December 30, 2006. References in this proxy statement to the year 2006 or fiscal 2006 refer to the 52-week period from January 1, 2006 through December 30, 2006. Our 2007 fiscal year began on December 31, 2006 and ends on December 31, 2007. References in this proxy statement to the year 2007 or fiscal 2007 refer to the 12-month period from December 31, 2006 through December 31, 2007.

VOTING

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On April 19, 2007, there were 24,600,258 shares of common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•

By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of business on June 15, 2007.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on April 19, 2007.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting. Under the rules of the Nasdaq Stock Market, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: “for” the nominees for Director.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s stock.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes. One class is elected each year for a term of three years.

Three Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2010. The Board has nominated Irvin E. Richter, Eric S. Rosenfeld and William J. Doyle to serve for the term expiring in 2010. You can find information about Messrs. Richter, Rosenfeld and Doyle below.

The persons named in the proxy card will vote such proxy “for” the election of Messrs. Richter, Rosenfeld and Doyle unless you indicate that your vote should be withheld. If elected, each of Messrs. Richter, Rosenfeld and Doyle will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Richter, Rosenfeld and Doyle has indicated to the Company that he will serve if elected. We do not anticipate that any of Messrs. Richter, Rosenfeld or Doyle will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Richter, Rosenfeld and Doyle as Directors.

NOMINEES FOR DIRECTOR—TERM EXPIRING IN 2010

IRVIN E. RICHTER was Chairman of the Board of Directors of our predecessor company, Hill International, Inc., which is sometimes referred to hereinafter as “Old Hill,” from 1985 until June 28, 2006, and he was its Chief Executive Officer and a member of its Board of Directors since he founded Old Hill in 1976. On June 28, 2006, he was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company. He has also been Chairman of the Board of Directors of Proton Therapy, Inc., a company involved in the development and operation of cancer treatment centers, since June 2005. In 2002, he was selected as a Fellow by the Construction Management Association of America (“CMAA”) for his contributions to the construction management industry. Mr. Richter holds a B.A. in government from Wesleyan University and a J.D. from Rutgers University School of Law at Camden. Mr. Richter is the father of David L. Richter. Age: 62.

ERIC S. ROSENFELD was the Chairman of the Board, Chief Executive Officer and President of Arpeggio Acquisition Corporation from its inception until June 28, 2006. On June 28, 2006, he resigned those offices but remained a member of the Board of Directors of the Company. Mr. Rosenfeld has been the President and Chief Executive Officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. Prior to forming Crescendo Partners, Mr. Rosenfeld had been Managing Director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. for fourteen years. He was Chairman of the Board of Spar Aerospace Ltd., a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. Mr. Rosenfeld is chairman of the board and chairman of the strategic planning committee of CPI Aerostructures Inc., an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. He is chairman of the board of Computer Horizons Corp., a Nasdaq-listed information technology services company. He is also chairman of the board and CEO of Rhapsody Acquisition Corporation. Mr. Rosenfeld is a director of Emergis Inc., a Toronto Stock Exchange-listed electronic commerce company. He was a director of Sierra Systems Group Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm until it was acquired in early 2007. He recently served as a director of the Geac Computer Corporation Limited, a Toronto Stock Exchange and Nasdaq-listed enterprise software company until it was sold in 2006. Mr. Rosenfeld served as a director and head of the special committee of Pivotal Corporation, a Vancouver based customer relations management software company. Until its sale in 2004 to Kronos Incorporated, he was also a director of AD OPT Technologies, Inc., a company based in Montreal that provides advanced workforce planning, scheduling and management solutions. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and he is a faculty member at the Directors College. He has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization , the Canadian Corporate Counsel Association Conference and the Canadian Foundation for Investor Education. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an MBA from Harvard University and an AB degree in economics from Brown University. Age: 49.

WILLIAM J. DOYLE has been a Director of Hill since June 28, 2006. Mr. Doyle has been retired from full-time employment since June 1999. From 1993 to 1999, he was Chairman and Chief Executive Officer of Paolin & Sweeney, Inc., an advertising and public relations firm. Before that, he was Vice Chairman of the Board of Directors of Hill from 1985 to 1992. Mr. Doyle has served as Chairman of the Delaware River Port Authority, as Chairman of the Philadelphia Area Transportation Corp., as Chairman of the Executive Committee of the Tri-State Regional Port Development Corp., and as President of the Philadelphia Chapter of the Young Presidents’ Organization. He served on the Board of Directors of STV Group, Inc., then a Nasdaq-listed engineering, architecture and construction management firm, from 1993 to 2001. He has also served on the Board of Directors of the American Cinematheque, the Philadelphia College of Performing Arts, the American Public Transportation Association, and the CMAA. Age: 76.

CONTINUING DIRECTORS—TERM EXPIRING IN 2008

DAVID L. RICHTER was President and Chief Operating Officer of Old Hill from April 2004 until June 28, 2006, and he was a member of its Board of Directors from February 1998 until June 28, 2006. On June 28, 2006, he was appointed President and Chief Operating Officer of the Company and a member of our Board of Directors. He was President of Old Hill’s Project Management Group from April 2001 to March 2004. Before that, Mr. Richter was Old Hill’s Senior Vice President, General Counsel and Secretary from August 1999 to March 2001 and Vice President, General Counsel and Secretary from April 1995 to August 1999. Prior to joining Old Hill, he was an attorney with the New York City law firm of Weil, Gotshal & Manges LLP from 1992 to 1995. Mr. Richter is a member of the Young Presidents’ Organization and has served on the Board of Directors of the CMAA since September 2001. He earned a B.S. in management, a B.S.E. in civil engineering and a J.D. from the University of Pennsylvania. Mr. Richter is a son of Irvin E. Richter. Age: 40.

ALAN S. FELLHEIMER has been a Director of Hill since June 28, 2006. Mr. Fellheimer has been Chairman and Chief Executive Officer of the Pennsylvania Business Bank since he founded the state-chartered commercial bank in September 1998. He has also been a Partner with the Philadelphia law firm of Fellheimer & Eichen since January 2006. From 1991 to 1998, Mr. Fellheimer was a Partner in the Philadelphia law firm of Fellheimer Eichen Braverman & Kaskey. During 1991, he was a Partner with the Philadelphia law firm of Spector Gadon & Rosen, P.C. From 1985 to 1990, Mr. Fellheimer was Chairman and Chief Executive Officer of Equimark Corp., then a New York Stock Exchange-listed bank holding company. He currently serves as Vice President and a member of the Board of Trustees of the Pennsylvania Ballet and as a member of the President’s Advisory Board at Temple University. Mr. Fellheimer earned his A.B. in liberal arts and his J.D. from Temple University. He is a member of the New Jersey and Pennsylvania bars. Age: 63.

CONTINUING DIRECTORS—TERM EXPIRING IN 2009

ARNAUD AJDLER was the Chief Financial Officer and Secretary and a member of the Board of Directors of Arpeggio Acquisition Corporation from its inception until June 28, 2006. On June 28, 2006, he resigned those offices but remained a member of the Board of Directors of the Company. Mr. Ajdler has been a Managing Director at Crescendo Partners, L.P. since December 2005, a Senior Vice President from December 2004 to December 2005 and an investment analyst from September 2003 to December 2004. From January 2000 to July 2001, he worked as a management consultant at Mercer Management Consulting, a leading international strategy consulting firm, before completing his M.B.A. at Harvard Business School in June 2003. He also worked as an investment analyst at Tilson Capital, a New York-based hedge fund, as an investment banker at Deutsche Bank, an international financial service provider, and as a management consultant at the Boston Consulting Group. Mr. Ajdler received a B.S. in engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an M.B.A from the Harvard Business School. Age: 31.

BRIAN W. CLYMER has been a Director of Hill since June 28, 2006. Mr. Clymer is Senior Vice President of External Affairs for Prudential Financial, Inc. where he has worked since July 1997. Prior to Prudential, he served as New Jersey State Treasurer under Governor Christine Todd Whitman from 1994 to 1997. Prior to that, Mr. Clymer was President and Chief Executive Officer of Railway System Design, Inc. and Vice President of its parent company, Gannett Fleming, Inc., an engineering design firm, from 1993 to 1994. From 1989 to 1993, he served under President George H.W. Bush as Administrator of the U.S. Department of Transportation’s Federal Transit Administration. Mr. Clymer has served on numerous Boards of Directors, including the New Jersey Sports and Exposition Authority, the New Jersey Casino Reinvestment Development Authority, the New Jersey Performing Arts Center, the Southeastern Pennsylvania Transportation Authority, the American Public Transportation Association, and Motor Coach Industries International, Inc., then a New York Stock Exchange-listed designer and manufacturer of buses and coaches. He currently serves on the Board of Directors of the New Jersey Alliance for Action, the Prudential Financial, Inc. Political Action Committee, the Independent College Fund of New Jersey, the Commerce and Industry Association of New Jersey, and Longport, Inc., an OTCBB-listed medical technology company. Mr. Clymer earned his B.S. in business and economics from Lehigh University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania. Age: 59.

CORPORATE GOVERNANCE

Pursuant to the Delaware General Corporation Law and the Company’s By-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board.

Controlled Company. The Company has determined that it is a controlled company on the basis of the greater than 50% share ownership of the Company’s voting stock by Irvin E. Richter, David L. Richter, Brady H. Richter and Stuart S. Richter, who collectively constitute a group and who have filed a Schedule 13D with the SEC. Because the Company is a controlled company, as defined in Rule 4350(c) of the Marketplace Rules of the Nasdaq Stock Market, it is not required that a majority of the members of the Board of Directors be independent. The Board has determined that three of its members, William J. Doyle, Alan S. Fellheimer and Brian W. Clymer, are “independent directors,” as defined in the listing standards of the Nasdaq Stock Market.

During fiscal 2006 the Board held seven meetings and the committees held a total of five meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2006. Although, we do not have a policy requiring all Directors to attend annual meetings of stockholders, we expect all Directors to attend, absent extenuating circumstances.

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2006, the Board of Directors had standing Audit, Compensation and Governance and Nominating Committees. The charter of each committee is available on our website at www.hillintl.com, in the “Investor Relations” section.

Audit Committee. During fiscal year 2006, the Audit Committee consisted of Brian W. Clymer (Chairman), Alan S. Fellheimer and William J. Doyle. All of the Audit Committee members are independent, as independence for audit committee members is defined in the Marketplace Rules of the Nasdaq Stock Market. The Board has determined that all Audit Committee members have the financial sophistication and experience for service on the Audit Committee required by the Marketplace Rules of the Nasdaq Stock Market and by applicable securities law and regulations. The Company has determined that Brian W. Clymer qualifies as an “audit committee financial expert,” as defined in Item 401(h) of the Securities and Exchange Commission Regulation S-K, and that Mr. Clymer is independent as defined in the Nasdaq listing standards. For additional information regarding the experience and background of Mr. Clymer, see “Item 1—Election of Directors” above.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by Hill to its stockholders, the Securities and Exchange Commission and others, monitoring the Company’s financial reporting processes and internal control systems, and retaining the Company’s independent auditors and overseeing their audit activities. The Audit Committee reviews the independent auditors’ qualifications and independence, as well as Hill’s compliance with its ethics policies and with applicable legal and regulatory requirements. The Audit Committee also reviews and approves any transactions between the Company and any related parties. During fiscal 2006, the Audit Committee met two times. The report of the Audit Committee is included in this proxy statement.

Compensation Committee. During fiscal 2006, the Compensation Committee consisted of William J. Doyle (Chairman), Eric S. Rosenfeld, and Brian W. Clymer. The Compensation Committee oversees Hill’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval the compensation arrangements for all of Hill’s executive officers. During fiscal 2006, the Compensation Committee met three times. The processes of the Compensation Committee are described below in the “Compensation Discussion and Analysis” section of this proxy statement, under the subsection “ —Role of the Compensation Committee and Management.”

Governance and Nominating Committee. During fiscal 2006, the Governance and Nominating Committee consisted of Alan S. Fellheimer (Chairman), David L. Richter and Arnaud Ajdler. The Governance and Nominating Committee oversees matters relating to the evaluation and recommendation to the Board the persons to be nominated for election as directors at any meeting of stockholders, and the persons to be elected by the Board to fill any vacancy on the Board.

The Governance and Nominating Committee carefully considers all director candidates recommended by our stockholders, and the Governance and Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Governance and Nominating Committee considers many factors including, without limitation, the individual’s experience, character, integrity, demonstrations of judgment and ability, and financial and other special expertise. Any stockholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing by mail to Hill International, Inc., 303 Lippincott Centre, Marlton, NJ 08053, Attn: Chairman of Governance and Nominating Committee, together with information regarding the experience, education and general background of the individual and a statement as to why the stockholder believes such individual to be an appropriate candidate for the Board of Directors of Hill. Such recommendation should be provided to Hill no later than 80 days prior to the anniversary of the date of the notice accompanying these proxy materials. During fiscal 2006, the Governance and Nominating Committee did not meet.

COMPENSATION DISCUSSION AND ANALYSIS

Overview. The Company’s compensation philosophy is that its compensation program for its executive officers should further the Company’s mission of maximizing long-term stockholder value, client relationships, excellent financial performance, quality of service and employee satisfaction. The Executive Officer Compensation Philosophy of the Company was formally adopted by the Compensation Committee during the first quarter of the Company’s fiscal 2007 year. At the beginning of its 2006 fiscal year and up until June 28, 2006, Old Hill was a privately-held corporation. As noted in this proxy statement in the section entitled “—Our Merger on June 28, 2006,” below, Old Hill merged with and into the Company on June 28, 2006.

Performance. The Company’s compensation philosophy links several elements of the compensation program to each executive officer’s individual performance. These elements are the base salary and long-term stock-based incentive compensation. The Company’s policy is that the Compensation Committee and the Board will consider an executive officer’s performance in setting those two elements of compensation. In addition, the Compensation Committee and the Board, in their discretion, may provide short-term incentives to the Company’s executive officers to reward performance that exceeds particular expectations in cases where such performance would not otherwise be rewarded by the other elements of the Company’s compensation program.

Alignment. Alignment of the compensation of the Company’s executive officers with the interests of the Company’s stockholders is one of the core principles of the Company’s compensation philosophy. The means of implementing this principle is primarily the use of stock-based incentive compensation as a component of the Company’s compensation program.

Retention. Retention of the Company’s executive officers is one of the core objectives of the Company’s compensation philosophy. Each element of the total compensation program is designed to enable the Company to retain the services of its executive officers, consistent with the Company’s overall business strategy.

Determining Compensation. The Company does not use mathematical formulas to determine any element of its compensation program or the total compensation program for its executive officers. In setting each element of compensation, though, the Compensation Committee considers all of the other elements of each executive officer’s total compensation package, including base salary, benefits, other cash compensation and equity-based compensation. The Company does not determine compensation based on pre-determined formulas that are based on particular business segment performance or other measures of company performance. The Company’s reason for not using formulas to link its compensation determinations to any such measures is that the Compensation Committee believes it can most effectively reward, motivate, challenge and retain its executive officers by taking into account all of the facts and circumstances of the Company’s and the particular executive officer’s performance and that the appropriate, specific weight for each of the factors and circumstances of performance will generally not be determinable in advance.

Employment Agreements. Irvin E. Richter and David L. Richter have employment agreements with the Company, each of which is for a term expiring on June 27, 2009. These agreements provide that, in the event of the termination of either executive’s employment by the Company without cause (as defined in the employment agreement), the Company will pay the executive a lump sum equal to the remaining balance of his base salary for the remainder of the term of the agreement, but in no event less than one year’s base salary. Each agreement also provides for the continuation of certain benefits upon any such termination without cause, including continuation of health benefits for one year except where comparable health insurance is available from a subsequent employer.

Role of the Compensation Committee and Management. As part of compensation decisions made in the first quarter of the Company’s fiscal 2007 year, senior management of the Company made recommendations to the Compensation Committee of the Board, including recommended levels of compensation for the named executive officers as well as other executive officers of the Company. Senior management’s recommendations also included recommended grants of stock and of options for the named executive officers, for other executive officers of the Company, and for officers of the Company and of the Company’s subsidiaries. The Compensation Committee reviewed the recommendations of senior management and discussed those recommendations with an outside consultant, Buck Consultants, after which point the Compensation Committee made its determinations and recommendations to the Board for the Board’s approval of the compensation levels for the named executive officers as well as other executive officers of the Company.

Role of Compensation Consultant. The Board and the Compensation Committee are advised by a compensation consultant, Buck Consultants, a full-service human resources consulting company. Buck Consultants reviewed the Company’s equity-based incentive compensation for over 80 of its officers, as well as the Company’s packages of cash and equity-based compensation for its Chairman and Chief Executive Officer and for its President and Chief Operating Officer. In conducting its review, Buck Consultants made use of compensation data from a group of comparable companies of a size similar to that of the Company. Buck Consultants provided its advice on these compensation matters to the Board.

Equity Grant Practices. The exercise price of each stock option granted to the named executive officers, as well as to other officers of the Company, was the closing price of the Company’s stock on the Nasdaq Stock Market on the date of grant. The Company has not in the past and does not intend in the future to coordinate its grants of stock options with the release of material non-public information. The Company has not, as of the date of this proxy statement, adopted a policy covering compensatory equity grants. The Company does not have a policy on the re-pricing of its stock options.

Share Ownership Guidelines. The Company does not have a policy with respect to the ownership of its common stock by its named executive officers or other senior executives. As of the date of this report, all of the named executive officers own Company stock.

Tax Deductibility of Compensation. The Company does not have a policy with respect to compliance with the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a $1 million limit on the amount that a public company may deduct as an expense for compensation paid to the Company’s named executive officers.

Elements of Compensation.

Base Salary. The Company believes that a competitive base salary forms the foundation for a compensation package that is necessary to attract, retain and motivate the Company’s executive officers. The Company’s base salaries are targeted at the high end of the Company’s industry and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance, and internal Company issues. The Compensation Committee reviews each executive officer’s base salary on an annual basis.

Long-Term Stock-Based Incentive Compensation. The Company, from time to time, provides its executive officers and employees with long term incentive compensation including stock options and grants of restricted stock. These forms of compensation are designed to motivate and reward the Company’s executive officers for maximizing stockholder value and are designed to encourage the long term employment of the Company’s key executives and employees. When awarding long term incentive compensation, the Compensation Committee considers an executive officer’s level of responsibility, prior experience, and individual performance. Generally, the Compensation Committee starts with a pool of incentive compensation that has been recommended to the Compensation Committee by senior management of the Company and apportions the pool according to these considerations.

Short-Term Incentive Awards. The Compensation Committee and the Board, in their discretion, may establish short term incentives from time to time. The Company’s objective in providing short term incentives is to reward performance that has exceeded specific expectations in circumstances where no other element of the Company’s compensation program would otherwise reward such performance.

Other Compensation. Prior to our merger on June 28, 2006 with our predecessor entity, Old Hill, which was a closely held company, Old Hill provided perquisites, personal benefits and other forms of compensation to its senior officers. Substantially all of the compensation of this nature was discontinued on June 28, 2006 with the effectiveness of the merger of Old Hill into the Company. At this time, the forms of other compensation that are provided to our named executive officers are generally available to all employees of the Company on a non-discriminatory basis. These elements of compensation include, without limitation, benefits packages typical for companies of our size and the option to be paid in cash for vacation, sick days and/or personal days not taken. In addition, our Chairman and Chief Executive Officer receives payments for (i) membership in one country club, (ii) one automobile for his use, and (iii) certain life insurance premiums for him, and our President and Chief Operating Officer is reimbursed for the cost of two automobiles, in each case pursuant to the specific terms of their respective employment agreements.

Compensation Decisions Since the End of the 2006 Fiscal Year.

On February 28, 2007, the Compensation Committee of the Board of Directors approved changes to the annual base salaries of our named executive officers. The Committee set the following annual base salary amounts for 2007 for the officers who are the named executive officers for fiscal 2007: Chairman and Chief Executive Officer, $900,000; President and Chief Operating Officer, $500,000; President, Project Management Group (Americas), $400,000; President, Project Management Group (International), $400,000; President, Construction Claims Group, $400,000; and, Senior Vice President and Chief Financial Officer, $260,000. The base salaries were targeted at the high end of the Company’s industry and these target amounts were adjusted to recognize the varying levels of responsibility, individual performance and business segment performance relevant to the particular executive officer. The goal of the Compensation Committee in approving base salaries is to provide a competitive package that will attract, retain and motivate the executive officers of the Company.

In addition, the Compensation Committee set a target bonus amount of $400,000 for fiscal 2007 for the President and Chief Operating Officer, which target is to be based on the Company’s achievement of an operating profit goal as established by the Board. In the past, the Company generally has not made awards of annual bonuses to its executive officers, and the Compensation Committee did not set a target bonus for 2007 for other executive officers of the Company.

In addition, on February 28, 2007, the Compensation Committee of the Board of Directors approved certain grants of options and shares of common stock to a number of its officers and employees. The purpose of these grants is to retain, motivate and provide additional incentives to those officers and employees of the Company whose contributions are essential to the growth and success of the Company by enabling them to participate in the long term growth of the Company through stock ownership. The following grants of stock options were made to the named executive officers of the Company: President and Chief Operating Officer, 50,000 options; President, Project Management Group (Americas), 50,000 options; President, Project Management Group (International), 25,000 options; President, Construction Claims Group, 25,000 options; and, Senior Vice President and Chief Financial Officer, 50,000 options. The Compensation Committee approved the award of the following grants of restricted stock to its named executive officers: President and Chief Operating Officer, 50,000 shares; President, Project Management Group (International), 25,000 shares; President, Construction Claims Group, 25,000 shares.

Compensation for Non-Employee Directors in 2006. Non-employee Directors’ compensation is set by the Board at the recommendation of the Compensation Committee. Following the merger of the Company on June 28, 2006, this committee recommended and the Board approved a compensation and benefit program for non-employee Directors. In developing its recommendations, the committee was guided by the following goals: compensation should fairly pay Directors for work required in order to serve on the Board of Directors of the Company; compensation should align Directors’ interests with the long term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Compensation Committee and the Board approved that each non-employee Director of the Company receive an annual compensation package consisting of a $30,000 Director’s fee in cash, five-year stock options exercisable for 5,000 shares of common stock of the Company, and stock grants of 6,000 shares of common stock of the Company. In addition, the chairman of the Compensation Committee and the chairman of the Governance and Nominating Committee each receive an annual committee chairman’s fee of $2,000 in cash, and the chairman of the Audit Committee receives an annual committee chairman’s fee of $4,500 in cash.

Compensation Committee Report. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following Directors who comprise the Compensation Committee:

William J. Doyle (Chairman)

Brian W. Clymer

Eric S. Rosenfeld

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages stockholder communications with the Board of Directors but does not have a formal process. All such communications should be sent to William H. Dengler, Jr., Corporate Secretary, by mail at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053. Mr. Dengler will circulate them to the members of the Board. If the communication is directed to a particular Director, Mr. Dengler will forward the communication to that Director. The Board does not screen stockholder communications.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Eric S. Rosenfeld, who is a member of our Compensation Committee, served as the Chairman, President and Chief Executive Officer of the Company from its inception until its merger with Old Hill on June 28, 2006. Mr. Rosenfeld did not receive any salary or Director’s fees for his service to the Company in those capacities. William J. Doyle, who is also a member of our Compensation Committee, was an officer of our predecessor company, Old Hill, from 1979 until 1992.

CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to all Directors and employees, including the Chairman and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Accounting Officer and any other employee with any responsibilities for the preparation and filing of documents with the SEC. The Code of Ethics is available on our website, www.hillintl.com.

DIRECTOR COMPENSATION

Our non-employee Directors received the following amounts of compensation in fiscal 2006:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards(2) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Arnaud Ajdler	$15,000	$31,320	$11,800	—	—	—	$58,140
Brian W. Clymer	$17,250	$31,320	$11,800	—	—	—	$60,390
William J. Doyle	$16,000	$31,320	$11,800	—	—	—	$59,140
Alan S. Fellheimer	$16,000	$31,320	$11,800	—	—	—	$59,140
Eric S. Rosenfeld	$15,000	$31,320	$11,800	—	—	—	$58,140

(1)	Each non-employee Director was granted 6,000 shares of the Company’s common stock on August 16, 2006.

(2)

Each non-employee Director was granted an option to purchase 5,000 shares of the Company’s common stock at an exercise price of $5.22 per share, on August 16, 2006. The fair value of the options was $2.36 per share, determined using the Black-Scholes option valuation model.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Hill’s Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by Hill to stockholders, the Securities and Exchange Commission and others, monitoring the Company’s financial reporting processes and internal control systems, and retaining and overseeing the Company’s independent auditors and internal auditors. The Audit Committee also monitors Hill’s compliance with the Company’s code of ethics and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the committee is set forth in the Audit Committee’s charter, which has been adopted by the Board of Directors. A copy of the Audit Committee charter is posted on the Company’s website, at www.hillintl.com.

Management is responsible for the financial reporting process (including establishing and maintaining Hill’s system of internal controls) and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Amper, Politziner & Mattia, P.C. (“Amper”), the Company’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements of Hill for the year ended December 30, 2006 with management of the Company and with representatives of Amper.

The Audit Committee has also discussed with Amper the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The committee has received from Amper the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Amper their independence. Furthermore, the committee has considered whether the provision of non-audit services to Hill by Amper is compatible with maintaining the auditors’ independence. The Audit Committee has satisfied itself as to the independence of Amper.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Hill’s Annual Report on Form 10-K for the year ended December 30, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Brian W. Clymer (Chairman)
William J. Doyle
Alan S. Fellheimer

Services and Fees of the Independent Auditors for 2006 and 2005

Amper served as Old Hill’s independent auditors for the fiscal year ended December 31, 2005 and for the partial year period until June 28, 2006. Following our merger, which took place on June 28, 2006, Amper was appointed by the Audit Committee to serve as the Company’s independent auditors. Amper’s fees and expenses for services rendered in the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all services incurred by the Company in fiscal 2006.

Type of Fees	2006	2005
Audit Fees(1)	$1,102,000	$962,000
Audit-Related Fees(2)	34,000	13,000
Tax Fees(3)	38,500	—
All Other Fees	—	—

Total Fees	$1,174,500	$975,000

(1)

Consists of the aggregate fees and expenses in connection with the audit of Hill’s annual financial statements, the review of the financial statements included in Hill’s quarterly reports on Form 10-Q, and services that are normally required in connection with Hill’s regulatory filings.

(2)

Consists of the fees billed for accounting assistance in connection with a consummated acquisition ($34,000 in 2006 and $0 in 2005) and for due diligence work in connection with a possible debt financing ($0 in 2006 and $13,000 in 2005).

(3)	Consists of the fees billed for tax consulting services in connection with a consummated merger.

Pre-Approval Policy of Audit Services and Permitted Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services and are pre-approved in one of two methods. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). The Chairman of the Audit Committee will have the authority to grant pre-approvals of audit and permissible non-audit services by the independent auditors, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any consultants, experts or advisors engaged by the Audit Committee.

Changes in Our Independent Auditors

On June 28, 2006, the Company, then known as Arpeggio Acquisition Corporation, dismissed BDO Seidman, LLP as its independent auditors in connection with the closing that day of the merger of Hill International, Inc., our predecessor company, with and into the Company. The decision was approved by the Board of Directors of the Company. In connection with the merger, the Company changed its name to Hill International, Inc.

The report of BDO Seidman, LLP on the Company’s balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, the period ended December 31, 2004 and the period from April 2, 2004 (inception) to December 31, 2005, respectively, did not contain an adverse opinion or disclaimer of opinion. However, such report dated February 28, 2006 contained an explanatory paragraph relating to the ability of the Company to continue as a going concern.

During the Company’s fiscal periods ended December 31, 2005 and 2004 and during the subsequent interim periods preceding the termination, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

There were no reportable events as described in Item 304 (a)(i)(v) of Regulation S-K during the period from April 2, 2004 (inception) to December 31, 2005.

Effective August 14, 2006, Hill engaged Amper as its independent auditors. The decision to engage Amper as Hill’s independent auditors was made by the Audit Committee of our Board of Directors.

During Hill’s two most recent fiscal years and the interim period preceding the engagement of Amper, Hill did not consult with Amper regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Hill’s financial statements, resulting in provision of any written report or oral advise to Hill which Amper concluded was an important factor considered by Hill in reaching a decision as to an accounting, auditing or financial reporting issue. In addition, during Hill’s two most recent fiscal years and the interim period preceding the engagement of Amper, Hill did not consult with Amper regarding any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-B) or reportable event (as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-B).

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Irvin E. Richter	62	Chairman and Chief Executive Officer
David L. Richter	40	President and Chief Operating Officer
Hans A. Van Winkle	57	President, Project Management Group (Americas)
Raouf S. Ghali	45	President, Project Management Group (International)
Frederic Z. Samelian	60	President, Construction Claims Group
John Fanelli III	52	Senior Vice President and Chief Financial Officer
Ronald F. Emma	55	Senior Vice President and Chief Accounting Officer
William H. Dengler, Jr.	40	Senior Vice President and General Counsel
Catherine H. Emma	47	Senior Vice President and Chief Administrative Officer

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also Directors follows:

HANS A. VAN WINKLE has been President of our Project Management Group (Americas) since November 2006. Prior to joining Hill, Mr. Van Winkle was Director of the Construction Industry Institute, a non-profit consortium that is part of the University of Texas at Austin’s College of Engineering from August 2003 to October 2006. Before that, he spent more than 30 years in various positions with the U.S. Army Corps of Engineers, eventually rising to the rank of Major General and serving as Deputy Chief of the Corps from 2001 to 2003. Mr. Van Winkle earned his B.S. in engineering from the U.S. Military Academy at West Point, and his M.P.P. in public policy from the University of California at Berkeley. He is a registered professional engineer in Virginia, and he is a member of the National Academy of Construction.

RAOUF S. GHALI has been President of our Project Management Group (International) since January 2005. Before that, he was our Senior Vice President in charge of project management operations in Europe and the Middle East from June 2001 to December 2004. Before that, Mr. Ghali was a Vice President with us from September 1993 to May 2001. Prior to joining us, he worked for Walt Disney Imagineering from 1988 to 1993. Mr. Ghali has a B.S. degree in business administration and economics and an M.S. in business organizational management from the University of LaVerne.

FREDERIC Z. SAMELIAN has been President of our Construction Claims Group since January 2005. Before that, he was a Senior Vice President with us from March 2003 until December 2004. Before that, Mr. Samelian was President of Conex International, Inc., a construction dispute resolution firm, from March 2002 to March 2003 and from April 2000 to February 2001, an Executive Director with Greyhawk North America, Inc., a construction management and consulting firm, from March 2001 to February 2002, and a Director with PricewaterhouseCoopers LLP from September 1998 to March 2000, where he managed their construction claims consulting practice in Southern California. Before that, he had worked with Hill from 1983 to August 1998. Mr. Samelian has a B.A. in international affairs from George Washington University and an M.B.A. from Southern Illinois University. He is a certified Project Management Professional.

JOHN FANELLI III has been Senior Vice President and Chief Financial Officer since September 2006. Before that, Mr. Fanelli was Vice President and Chief Accounting Officer of CDI Corp. from June 2005 until June 2006, and he was the Vice President and Corporate Controller of CDI Corporation (a subsidiary of CDI Corp.) from October 2003 until June 2006. CDI Corp. is a New York Stock Exchange-listed professional services and outsourcing firm based in Philadelphia with expertise in engineering, technical services and information technology. From February 2003 until October 2003, Mr. Fanelli was a financial consultant to Berwind Corporation, an investment management company based in Philadelphia which owns a diversified portfolio of manufacturing and service businesses and real estate. Before that, Mr. Fanelli was employed for 18 years by Hunt Corporation, then a

New York Stock Exchange-listed manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer from 1995 until February 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, for eight years Mr. Fanelli was employed with Coopers & Lybrand in various accounting and auditing positions. Mr. Fanelli earned his B.S. in accounting from LaSalle University, and he is a Certified Public Accountant in Pennsylvania.

RONALD F. EMMA has been Senior Vice President and Chief Accounting Officer since January 2007. Mr. Emma had been Hill’s Senior Vice President of Finance from August 1999 to January 2007. Before that, he was Hill’s Vice President of Finance since 1979. Before joining Hill, he was Assistant Controller of General Energy Resources, Inc., a mechanical contracting firm, and prior to that was a Staff Accountant with the accounting firm of Haskins & Sells. Mr. Emma has a B.S. in accounting from St. Joseph’s University and is a Certified Public Accountant in New Jersey. Mr. Emma is married to Catherine H. Emma, the Company’s Senior Vice President and Chief Administrative Officer.

WILLIAM H. DENGLER, JR. has been Senior Vice President and General Counsel since March 2007. Mr. Dengler was previously Vice President and General Counsel from January 2002 to March 2007, and Corporate Counsel from April 2001 to December 2001. Mr. Dengler also serves as corporate secretary to Hill and its subsidiaries. Prior to joining Hill, Mr. Dengler served as Assistant Counsel to former New Jersey Governors Donald DiFrancesco and Christine Todd Whitman from September 1999 to April 2001. Mr. Dengler earned his B.A. in political science from Western Maryland College and his J.D. from Rutgers University School of Law at Camden. He is licensed to practice law in New Jersey, as well as before the U.S. Court of Appeals for the Third Circuit and the U.S. Supreme Court.

CATHERINE H. EMMA has been Senior Vice President and Chief Administrative Officer since January 2007. Ms. Emma had been Vice President and Chief Administrative Officer from August 2005 to January 2007. Before that, she served as Hill’s Vice President of Human Resources and Administration. Ms. Emma has been with Hill since 1982. She is certified by the Society for Human Resource Management as a Professional in Human Resources (PHR) and has held professional memberships with Tri-State Human Resources, the Society for Human Resource Management and the BNA Human Resources Personnel Policies Forum. Ms. Emma is married to Ronald F. Emma, the Company’s Senior Vice President and Chief Accounting Officer.

COMPENSATION TABLES

During the period from January 1, 2006 until June 28, 2006, the Company, which was then known as Arpeggio Acquisition Corporation, did not provide a salary or bonus to either of its then two executive officers. Eric S. Rosenfeld served as the Company’s Chairman of the Board, Chief Executive Officer and President from inception until June 28, 2006. Arnaud Ajdler served as the Company’s Chief Financial Officer and Secretary from inception until June 28, 2006. The Company’s executive officers were not salaried in the 2005 fiscal period. In 2004, the Company awarded options to purchase 60,000 shares of common stock to each of its Directors.

During the period from its inception until June 28, 2006, the Company paid a monthly fee of $7,500 to Crescendo Advisors II LLC, an affiliate of Eric S. Rosenfeld, for office rent as well as for general and administrative services.

Summary Compensation Table. The following table contains summary information concerning the annual compensation for the fiscal year ended December 30, 2006 for our current Chief Executive Officer and certain other named executive officers. The information in the table below reflects compensation paid for services rendered to Old Hill (our predecessor company) for that part of the fiscal 2006 period up to June 28, 2006 and for services rendered to the Company from June 28, 2006 through December 30, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Irvin E. Richter Chairman and Chief Executive Officer	2006	$850,000	—	—	—	—	—	$212,358(1)	$1,062,358

John Fanelli III(2) Senior Vice President and Chief Financial Officer	2006	$80,103	—	—	—	—	—	—	$80,103

David L. Richter President and Chief Operating Officer	2006	$450,000	—	—	—	—	—	$88,646(3)	$538,646

Raouf S. Ghali President, Project Management Group (International)	2006	$350,000	—	—	—	—	—	$11,131(4)	$361,131

Frederic Z. Samelian President, Construction Claims Group	2006	$330,000	—	—	—	—	—	$10,746(5)	$340,746

Ronald F. Emma(6) Senior Vice President and Chief Accounting Officer	2006	$220,000	$50,000	—	—	—	—	$8,631(7)	$278,631

(1)

The amount of other compensation indicated consists of the following: (a) $4,400 in matching funds for the Company’s 401(k) plan; (b) $45,860 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $17,595 to provide one household employee; (d) $9,656 for medical benefits and expenses for members of the executive officer’s family and for other expenses incurred by the executive officer; (e) $22,115 for country club dues and related expenses; (f) $16,346 under the Company’s program of reimbursement for time-off not taken; (g) $8,575 for a condominium residence; (h) $87,303 for life insurance premiums; and (i) $508 for cell phone and Internet services for members of the executive’s family. The expenses described in items (b), (c), (d), (g) and (i) were incurred by our predecessor company prior to June 28, 2006, and upon our merger, the Company ceased providing such benefits to the executive officer, except that subsequent to June 28, 2006 the Company continued to reimburse the executive officer for one automobile, pursuant to the terms of his employment agreement.

(2)	Mr. Fanelli was appointed Senior Vice President and Chief Financial Officer on September 6, 2006.

(3)

The amount of other compensation indicated consists of the following: (a) $4,400 in matching funds for the Company’s 401(k) plan; (b) $30,550 incurred to provide the executive and members of his family with automobiles (and related maintenance and other costs); (c) $44,235 for household employees; (d) $8,654 under the Company’s program of reimbursement for time-off not taken; and (e) $807 for cell phone and Internet services provided for members of the executive’s family. The expenses described in items (c) and (e) were incurred by our predecessor company prior to June 28, 2006, and upon our merger, the Company ceased providing such benefits to the executive officer.

(4)	The amount of other compensation indicated consists of (a) $4,400 in matching funds for the Company’s 401(k) plan and (b) $6,731 under the Company’s program of reimbursement for time-off not taken.

(5)	The amount of other compensation indicated consists of (a) $4,400 in matching funds for the Company’s 401(k) plan and (b) $6,346 under the Company’s program of reimbursement for time-off not taken.

(6)	Mr. Emma served as the principal financial officer of the Company from June 28, 2006 until September 6, 2006.

(7)	The amount of other compensation indicated consists of (a) $4,400 in matching funds for the Company’s 401(k) plan and (b) $4,231 under the Company’s program of reimbursement for time-off not taken.

OPTION EXERCISES AND STOCK VESTED

The information provided below reflects the exercise of options for the common stock of our predecessor company which were exercised immediately prior to our merger on June 28, 2006. All such listed amounts are for the shares acquired of Old Hill, our predecessor company, not shares in the Company.

Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Irvin E. Richter	—	—	—	—
John Fanelli III	—	—	—	—
David L. Richter	1,000,000	$9,382,500	—	—
Raouf S. Ghali	120,000	516,600	—	—
Frederic Z. Samelian	100,000	430,500	—	—
Ronald F. Emma	25,000	107,625	—	—

EMPLOYMENT AGREEMENTS

Irvin E. Richter, Hill’s Chairman and Chief Executive Officer, and David L. Richter, Hill’s President and Chief Operating Officer, are each a party to an employment agreement with the Company which is for a term expiring on June 27, 2009. These agreements provide that, in the event of the termination of either executive’s employment by the Company without cause (as defined in each employment agreement), the Company will pay the executive a lump sum equal to the remaining balance of his base salary for the remainder of the term of the respective agreement, but in no event less than one year’s base salary. Each agreement also provides for the continuation of certain benefits upon any such termination without cause, including continuation of health benefits for one year except where comparable health insurance is available from a subsequent employer. In addition, Irvin E. Richter receives payments for (i) membership in one country club, (ii) one automobile for his use, and (iii) certain life insurance premiums, all pursuant to the specific terms of his employment agreement. David L. Richter is reimbursed for the cost of two automobiles, also pursuant to the specific terms of his employment agreement.

RELATED PERSON TRANSACTIONS

From time to time, our predecessor company made cash advances to Irvin E. Richter, the Chief Executive Officer of our predecessor company. These advances were non-interest bearing and had no set repayment terms. At December 31, 2005, the balance advanced to Mr. Richter by our predecessor company was $825,000. In April 2006, Mr. Richter repaid the entire amount then owed to our predecessor company of $1,008,000.

Our predecessor company was also involved in a related party transaction related to a personal loan of $1,850,000 from a bank. As collateral for that loan, on August 20, 2004, our predecessor company assigned $1,850,000 of potential life insurance proceeds to the bank, which would be payable to us upon Mr. Richter’s death. In addition, on April 5, 2005, our predecessor company pledged, in the event of a default, to buy back from the lender 500,000 shares of our predecessor company’s common stock which had been pledged by Mr. Richter as collateral for the loan. Mr. Richter repaid the loan to the bank in June 2006.

Litigation related to investments that our predecessor company made which is referred to in our Annual Report on Form 10-K as the “Tickets.com litigation,” was concluded in April 2004, and resulted in a claim against our predecessor company and R4 Holdings, LLC (“R4”) for court costs of approximately $575,000. R4 is 100% owned and controlled by Irvin E. Richter. R4 and Mr. Richter made full payment of this amount in October 2006.

Immediately prior to our merger on June 28, 2006, four of our named executive officers exercised options which they held for the common stock of our predecessor company. In the merger, those shares converted into shares of common stock of the Company. Following the consummation of the merger, we agreed to withhold 525,952 shares of our common stock in consideration for payment by us of income taxes due on the exercise of those options. We paid approximately $2.8 million in the aggregate as withholding taxes due on account of the exercise of options by David L. Richter, Raouf S. Ghali, Frederic Z. Samelian and Ronald F. Emma. We are currently holding the 525,952 shares of common stock as treasury stock.

PERFORMANCE GRAPH

The Performance Line Graph below presents the total return to our stockholders for the period July 7, 2004 (the date on which the Company’s common stock commenced trading) to December 30, 2006. For the period from July 7, 2004 until our merger with Old Hill on June 28, 2006, we were a blank check company. Our common stock is compared to the Russell 2000 index and one peer group, which consists of the following ten companies: Jacobs Engineering Group, Inc. (JEC), Washington Group International, Inc (WNG), Fluor Corporation (FLR), Michael Baker Corp. (BKR), Tetra Tech, Inc. (TTEK), URS Corp. (URS), Perini Corp. (PCR), Navigant Consulting, Inc. (NCI), FTI Consulting, Inc. (FCN) and Exponent, Inc. (EXPO).

		End of Fiscal Year
	July 7, 2004	2004	2005	2006
Hill International, Inc.	$100.00	$103.16	$111.16	$140.84
Russell 2000 Index	100.00	110.84	115.89	137.15
Peer Group	100.00	118.18	157.84	168.21

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of April 19, 2007 for:

•	each of our directors;

•	each executive officer named in the summary compensation table;

•	all directors and executive officers as a group;

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	each person who is a member of a group that includes any person in any of the foregoing categories.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days. Unless otherwise noted, the business address of each of our directors and officers is 303 Lippincott Centre, Marlton, New Jersey 08053 and each person’s business telephone number is (856) 810-6200.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number of Shares		Percent
Irvin E. Richter(1)	8,957,075		36.4%
David L. Richter(1)	3,866,465		15.7%
Brady H. Richter (1)	2,237,375		9.1%
Eric S. Rosenfeld(2)	1,971,000	(2)	7.8%
Wells Fargo & Company(3)	1,901,695	(3)	7.7%
Brahman Capital Corp.(4).	1,777,500	(4)	6.8%
Jack Silver(5)	1,662,736	(6)	6.5%
Israel Englander(7)	1,613,810	(8)	6.3%
Stuart S. Richter(1)	602,932		2.5%
Raouf S. Ghali	90,680		*
Frederic Z. Samelian	76,169		*
Arnaud Ajdler(9)	71,000	(9)	*
Ronald F. Emma	18,140		*
William J. Doyle	14,500	(10)	*
Brian W. Clymer (11)	11,000	(11)	*
Alan S. Fellheimer (12)	11,000	(12)	*
John Fanelli III	2,000		*
All directors and executive officers as a group (12 persons)	17,929,336		70.7%

*	represents less than 1.0 % of the shares outstanding.

(1)

The address of Brady H. Richter is 68-9 St. Martin’s Lane, London WC2N 4JS, United Kingdom. Each of Irvin E. Richter, David L. Richter, Brady H. Richter and Stuart S. Richter is a member of a group, and each one of them may be deemed to have shared voting and dispositive power over the shares of common stock held by all of the other members of that group. The Richters filed a Schedule 13D/A with the SEC on April 16, 2007.

(2)

The business address of Mr. Rosenfeld is c/o Crescendo Partners, L.P., 10 East 53rd St., 35th Floor, New York, NY 10022. Includes (a) 120,000 shares of common stock held by the Rosenfeld 1991 Children’s Trust, of which Mr. Rosenfeld’s wife is the sole trustee, (b) 750,000 shares of common stock issuable upon exercise of warrants held by Mr. Rosenfeld, and (c) 5,000 shares of common stock issuable upon exercise of options held by Mr. Rosenfeld.

(3)

The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The shares beneficially owned by Wells Fargo & Company include shares owned by its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The foregoing information was derived from a Schedule 13G filed with the SEC on January 30, 2007.

(4)

The business address of Brahman Capital Corp. is 655 Third Avenue, 11th Floor, New York, NY 10017. The shares beneficially owned by Brahman Capital Corp. include 327,500 shares of common stock and 1,450,000 shares of common stock issuable upon exercise of warrants. The foregoing information was derived from a Form 13F filed with the SEC on February 2, 2007.

(5)	Mr. Silver’s business address is c/o SIAR Capital LLC, 660 Madison Avenue, New York, NY 10021.

(6)

Represents (a) 535,700 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan (“Sherleigh Profit”), a trust of which Mr. Silver is the trustee; and (b) 78,536 shares of common stock held by Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh Defined”), a trust of which Mr. Silver is the trustee. Includes as well 820,836 shares of common stock issuable upon the exercise of warrants owned by Sherleigh Profit and 227,664 shares of common stock issuable upon the exercise of warrants owned by Sherleigh Defined. The foregoing information was derived from an amendment to a Schedule 13G filed with the SEC on February 13, 2007.

(7)	The business address of Mr. Englander is c/o Millennium Management, L.L.C., 666 Fifth Avenue, New York, NY 10103.

(8)

Represents 474,000 shares of common stock held by Millenco, L.L.C. Millennium Management, L.L.C. is the manager of Millenco, L.L.C., and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco, L.L.C. Mr. Englander is the managing member of Millennium Management, L.L.C. Includes, as well, 1,139,810 shares of common stock issuable upon exercise of warrants owned by Millenco, L.L.C. The foregoing information was derived from an amendment to a Schedule 13G filed with the SEC on February 7, 2007.

(9)

The business address of Mr. Ajdler is c/o Crescendo Partners, L.P., 10 East 53rd St., 35th Floor, New York, NY 10022. Includes 5,000 shares of common stock issuable upon exercise of options held by Mr. Ajdler.

(10)	Includes 5,000 shares of common stock issuable upon exercise of options held by Mr. Doyle.

(11)	The business address of Mr. Clymer is c/o Prudential Financial, Inc. 751 Broad Street, Newark, NJ 07102. Includes 5,000 shares of common stock issuable upon exercise of options held by Mr. Clymer.

(12)

The business address of Mr. Fellheimer is c/o Pennsylvania Business Bank, 1819 John F. Kennedy Boulevard, Suite 210, Philadelphia, PA 19103. Includes 5,000 shares of common stock issuable upon exercise of options held by Mr. Fellheimer.

OUR MERGER ON JUNE 28, 2006

On June 28, 2006, pursuant to an Agreement and Plan of Merger dated December 5, 2005, as amended, the Company merged with Hill International, Inc., a privately-held Delaware corporation which we refer to as Old Hill. In the merger, Old Hill was deemed the acquirer for accounting purposes. The Company issued 14,500,000 shares of its common stock to the then stockholders of our predecessor company in the merger, and as a result, the former stockholders of Old Hill owned approximately 63.6 % of the outstanding shares of common stock of the Company after consummation of the merger. At the time of the closing of the merger, the Company changed its name to Hill International, Inc.

At the closing of the merger, a voting agreement relating to voting for the election of the directors of the Company through the Annual Meeting of the Company that will take place in 2007 was entered into by Messrs. Irvin Richter, David Richter and Brady Richter (the principal stockholders of our predecessor company), on the one hand, and Messrs. Rosenfeld and Ajdler, on the other hand. The voting agreement provided that all of the parties to the voting agreement would vote for each others’ designees to the Company’s Board of Directors through the election to be held in 2007. The voting agreement also provided that Messrs. Richter would be entitled to designate five of the Directors of the Company and that Messrs. Rosenfeld and Ajdler would designate two Directors.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment is in the interests of Hill and its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2006, except that on January 3, 2007 Hans Van Winkle filed a Form 3 and a Form 4 and John Fanelli III filed a Form 3, which were not timely filed.

ANNUAL REPORT

In addition to the proxy statement and proxy card, a copy of the Company’s 2006 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and which is not part of the proxy soliciting material, is enclosed. The 2006 Annual Report is being furnished to you without the exhibits to the Form 10-K. Upon your request, the Company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

We anticipate that we will hold our 2008 Annual Meeting of Stockholders on June 18, 2008. Stockholders who wish to present proposals to be included in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders must submit such proposals to us at Hill International, Inc., 303 Lippincott Centre, Marlton, New Jersey 08053, Attn: Corporate Secretary, by December 29, 2007. If you wish to submit a proposal at the 2008 Annual Meeting of Stockholders which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than March 15, 2008 and no later than April 15, 2008.

For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before March 16, 2008 and advise stockholders in the 2008 proxy statement of the nature of the proposal and how we intend to vote on such matter or (2) do not receive notice of the proposal before March 16, 2008.

April 30, 2007

Marlton, New Jersey

HILL INTERNATIONAL, INC.

Annual Meeting of Stockholders

Monday, June 18, 2007

10:00 A.M.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT

THE 2007 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 18, 2007

The shares of common stock of Hill International, Inc. that you are entitled to vote at the 2007 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint David L. Richter and William H. Dengler, Jr., and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and any and all postponements and adjournments thereof.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the election of Irvin E. Richter, Eric S. Rosenfeld and William J. Doyle as Directors.

(Continued and to be signed on the reverse side)

¯ Please detach and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THREE DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	FOR	WITHHOLD AUTHORITY
1. To elect the following persons to the Board of Directors of the Company for the term described in the proxy statement:			In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting.

Irvin E. Richter	☐	☐
Eric S. Rosenfeld	☐	☐
William J. Doyle	☐	☐

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Date:	Signature (if jointly held)	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.